SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

the Securities Act of 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Penn Square

P.O. Box 4887

Lancaster, PA 17604

(Address of Principal Executive Offices)

Options to purchase common stock of Registrant issued by the Registrant pursuant to an Agreement and Plan of Merger, dated July 26, 2005, between the Registrant and
Columbia Bancorp (“Columbia”), upon conversion of outstanding options to purchase common stock of Columbia issued by Columbia
under its 1987 Stock Option Plan, as amended,

1990 Director Stock Option Plan, as amended and 1997 Stock Option Plan, as amended

(Full title of the plan)

R. Scott Smith, Jr.,	with a copy to:
Chairman, Chief Executive Officer & President	Paul G. Mattaini, Esquire
Fulton Financial Corporation	Barley Snyder LLC
One Penn Square	126 East King Street
Lancaster, PA 17602-2893	Lancaster, PA 17602
(Name and address of agent for service)
(717) 291-2411
(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, Par value $2.50	1,203,048	$10.67	$12,836,522	$1,373.51

(1)  Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Fulton Financial Corporation registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)  Represents the number of shares of common stock of Fulton Financial reserved for issuance as a result of the conversion of options to purchase common stock of Columbia Bancorp into options to purchase common stock of Fulton Financial Corporation pursuant to an Agreement and Plan of Merger, dated as of July 26, 2005, between Fulton Financial Corporation and Columbia Bancorp.

(3)  Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on the weighted average exercise price for the options, as converted, to purchase shares of common stock.

This Registration Statement shall become automatically effective upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 CFR Section 230.462.

Exhibit Index Begins on Page 9

Part II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated in and made a part of this registration statement by reference as of their respective dates (other than information that pursuant to SEC rules is deemed not to be filed):

               (a)  The registrant's Annual Report filed on Form 10-K for the year ended December 31, 2004.

               (b)  The registrant's Quarterly Reports on Form 10-Q, filed May 10, 2005, for the quarter ended March 31, 2005, filed August 9, 2005 for the quarter ended June 30, 2005 and filed November 9, 2005 for the quarter ended September 30, 2005;

               (c)  Current Reports on Form 8-K filed: January 3, 2005, January 12, 2005, January 18, 2005, March 2, 2005, March 16, 2005, March 22, 2005, March 24, 2005, March 31, 2005, April 13, 2005 (two reports filed), May 5, 2005, June 9, 2005, June 15, 2005, June 24, 2005, June 27, 2005, July 1, 2005, July 5, 2005, July 19, 2005, July 26, 2005, July 27, 2005, July 29, 2005, August 9, 2005, October 18, 2005, October 26, 2005, October 31, 2005, November 2, 2005, December 5, 2005, December 16, 2005, December 27, 2005, January 13, 2006,  January 19, 2006, January 20, 2006, January 24, 2006 and February 1, 2006; and

               (d) Amendments to Current Reports on Form 8-K/ A filed: January 18, 2005, July 27, 2005, July 29, 2005 and August 9, 2005.

               (e)  The description of Fulton Financial common stock contained in Fulton Financial's registration statement on Form 8-A, dated July 3, 1989, and any amendment or reports filed for purposes of updating such description.

               (f)  All documents hereinafter filed by the registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Fulton Financial adopted Statement of Financial Accounting Standards No.123R, “Shared-Based Payment,” referred to as Statement 123R,  in the third quarter of 2005. Statement 123R requires that the fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. As a result of its adoption of Statement 123R, the information contained in Fulton Financial’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, has been updated by the Current Report on Form 8-K that Fulton Financial filed on December 5, 2005.

Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable because the common stock is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.  Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Fulton Financial provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fulton Financial.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

See Exhibit Index.

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Pennsylvania, on February 8, 2006.

FULTON FINANCIAL CORPORATION
By: /s/ R. Scott Smith, Jr.
R. Scott Smith, Jr.
Chairman, Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below also constitutes and appoints George R. Barr, Jr. and Charles J. Nugent and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE
/s/ Jeffrey G. Albertson Jeffrey G. Albertson	Director	February 8, 2006
/s/ Donald M. Bowman, Jr. Donald M. Bowman, Jr.	Director	February 8, 2006
/s/ Beth Ann L. Chivinski Beth Ann L. Chivinski	Executive Vice President and Controller (Principal Accounting Officer)	February 8, 2006
/s/ Craig A. Dally Craig A. Dally	Director	February 8, 2006
/s/ Clark S. Frame Clark S. Frame	Director	February 8, 2006
/s/ Patrick J. Freer Patrick J. Freer	Director	February 8, 2006

/s/ Rufus A. Fulton, Jr. Rufus A. Fulton, Jr.	Director	February 8, 2006
/s/ Eugene H. Gardner Eugene H. Gardner	Director	February 8, 2006
/s/ George W. Hodges George W. Hodges	Director	February 8, 2006
/s/ Carolyn R. Holleran Carolyn R. Holleran	Director	February 8, 2006
/s/ Clyde W. Horst Clyde W. Horst	Director	February 8, 2006
/s/ Thomas W. Hunt Thomas W. Hunt	Director	February 8, 2006
/s/ Willem Kooyker Willem Kooyker	Director	February 8, 2006
Donald W. Lesher, Jr.	Director
/s/ Joseph J. Mowad, M.D. Joseph J. Mowad, M.D.	Director	February 8, 2006
/s/ Charles J. Nugent Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 8, 2006
/s/ Abraham S. Opatut Abraham S. Opatut	Director	February 8, 2006
/s/ Mary Ann Russell Mary Ann Russell	Director	February 8, 2006
/s/ John O. Shirk John O. Shirk	Director	February 8, 2006
/s/ R. Scott Smith, Jr. R. Scott Smith, Jr.	Chairman of the Board, Chief Executive Officer, President, and Director (Principal Executive Officer)	February 8, 2006
/s/ Gary A. Stewart Gary A. Stewart	Director	February 8, 2006

Exhibit Index

Number	Exhibit
4.1

Second Amended and Restated Rights Agreement, dated as of December 20, 2005, by and between Fulton Financial Corporation and Fulton Bank, incorporated by reference to Exhibit 4.1 of Registrant's Form 8-K filed December 27, 2005

5.1	Opinion of Barley Snyder LLC re: legality of the securities
23.1	Consent of Barley Snyder LLC (this Exhibit is part of Exhibit 5)
23.2	Consent of KPMG LLP to incorporate by reference its report, dated February 6, 2006
24.1	Power of attorney (this Exhibit is part of Signature Page)
99.1

Columbia Bancorp 1987 Stock Option Plan, as amended April 17, 1990, December 18, 1995, and February 24, 1997, previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Columbia Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 1996 (File No. 000-24302).

99.2

Amendment dated September 28, 1998 to the Columbia Bancorp’s 1987 Stock Option Plan, previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Columbia Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 1998 (File No. 000-24302).

99.3

Columbia Bancorp 1990 Director Stock Option Plan, as amended July 29, 1996 and February 24, 1997, previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Columbia Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 1996 (File No. 000-24302).

99.4

1997 Stock Option Plan, previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Columbia Bancorp’s Registration Statement on Form S-8 filed March 21, 2000 (Reg. No. 333-32912).